                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (AMENDMENT NO. 1)



                              IMPACT SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   452913 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Dennis R. DeBroeck
                               Fenwick & West LLP
                              Two Palo Alto Square
                               Palo Alto, CA 94306
                                 (415) 494-0600
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 11, 1997
                                January 16, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                           Exhibit Index is on Page 7

                               (Page 1 of 8 Pages)

                                  SCHEDULE 13D


CUSIP No.     452913 10 6                                      PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Instituto per la Ricostruzions Industriale - IRI S.p.a.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        Italy
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            2,378,900
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            2,378,900
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,378,900
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        22.80%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.     452913 10 6                                      PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Finmeccanica S.p.a.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        Italy
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            2,378,900
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            2,378,900
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,378,900
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        22.80%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.     452913 10 6                                      PAGE 4 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Elsag Bailey Process Automation N.V.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
        Not Applicable
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        The Netherlands
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            2,378,900
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            2,378,900
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,378,900
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        22.80%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.     452913 10 6                                      PAGE 5 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Elsag International N.V.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
        WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        The Netherlands
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            2,378,900
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            2,378,900
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,378,900
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        22.80%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.     452913 10 6                                      PAGE 6 OF 8 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Elsag Bailey, Inc.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
        WC
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                            0
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY            0
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING              0
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

         This Amendment No. 1 to the Restated Schedule 13D filed December 19, 1997 (the "Restated Schedule 13D") is filed by Istituto per la Ricostruzione Industriale - IRI S.p.A. ("IRI"), Finmeccanica S.p.A. ("Finmeccanica"), Elsag Bailey Process Automation N.V. ("EBPA"), Elsag International N.V. (formerly Elsag International B.V., "EINV") and Elsag Bailey, Inc. (successor to Bailey Controls Company, "EBI") (collectively, the "Reporting Persons"), in connection with the receipt of signatures from Finmeccanica and IRI on the Joint Filing Agreement, attached hereto as Exhibit 1, and on the Restated Schedule 13D. This Amendment No. 1 to the Schedule 13D amends the Restated Schedule 13D filed by EBPA, EINV and EBI on December 19, 1997 with respect to EINV's shares of the common stock, no par value ("Common Stock"), of Impact Systems, Inc., a California corporation.

        The sole purpose of this Amendment is to attach the powers of attorney and the signatures of IRI and Finmeccanica to the Restated Schedule 13D and to the Joint Filing Agreement.


ITEM 7.        MATERIAL TO BE FILED AS EXHIBITS.

    Exhibit 1 Joint Filing Agreement, dated January 16, 1998, among the Reporting Persons.

    Exhibit 2 Power of Attorney appointing Alberto De Benedictis attorney-in-fact of IRI.

    Exhibit 3 Power of Attorney appointing Alberto De Benedictis attorney-in-fact of Finmeccanica.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 16, 1998


                                      ELSAG BAILEY, INC.


                                      /s/George W. Hawk, Jr.
                                      -------------------------------------
                                      George W. Hawk, Jr.
                                      Assistant Secretary


                                      ELSAG INTERNATIONAL N.V.


                                      /s/George W. Hawk, Jr.
                                      -------------------------------------
                                      George W. Hawk, Jr.
                                      Attorney-in-Fact


                                      ELSAG BAILEY PROCESS AUTOMATION N.V.


                                      /s/George W. Hawk, Jr.
                                      -------------------------------------
                                      George W. Hawk, Jr.
                                      Attorney-in-Fact


                                      FINMECCANICA S.P.A.


                                      /s/Alberto De Benedictis
                                      -------------------------------------
                                      Alberto De Beneditctis
                                      Attorney-in-Fact



                                      ISTITUTO PER LA RICOSTRUZIONE
                                      INDUSTRIALE - IRI S.P.A.


                                      /s/Alberto De Benedictis
                                      -------------------------------------
                                      Alberto De Beneditctis
                                      Attorney-in-Fact

                                                                       EXHIBIT 1



                             JOINT FILING AGREEMENT
                             ----------------------


         The undersigned hereby agree that the restated statement on Schedule 13D, dated December 17, 1997, with respect to the Common Stock of Impact Systems, Inc. is, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(f) under the Securities and Exchange Act of 1934.


Date: January 16, 1998                  ELSAG INTERNATIONAL N.V.


                                        By:  /s/George W. Hawk, Jr.
                                            ------------------------------------
                                        Name:  George W. Hawk, Jr.
                                              ----------------------------------
                                        Title: Attorney-in-Fact
                                              ----------------------------------


                                        ELSAG BAILEY, INC.


                                        By:  /s/George W. Hawk, Jr.
                                            ------------------------------------
                                        Name:  George W. Hawk, Jr.
                                              ----------------------------------
                                        Title: Assistant Secretary
                                              ----------------------------------


                                        FINMECCANICA S.p.A.


                                        By:  /s/Alberto De Benedictis
                                            ------------------------------------
                                        Name:  Alberto De Benedictis
                                              ----------------------------------
                                        Title: Attorney-in-Fact
                                              ----------------------------------


                                        ISTITUTO PER LA RICOSTRUZIONE
                                        INDUSTRIALE - IRI S.p.A.


                                        By:  /s/Alberto De Benedictis
                                            ------------------------------------
                                        Name:  Alberto De Benedictis
                                              ----------------------------------
                                        Title: Attorney-in-Fact
                                              ----------------------------------


                                        ELSAG BAILEY PROCESS AUTOMATION N.V.


                                        By:  /s/George W. Hawk, Jr.
                                            ------------------------------------
                                        Name:  George W. Hawk, Jr.
                                              ----------------------------------
                                        Title: Attorney-in-Fact
                                              ----------------------------------

                                                                       EXHIBIT 2



                                POWER OF ATTORNEY


KNOWN ALL MEN BY THESE PRESENTS:

ISTITUTO PER LA RICOSTRUZIONE INDUSTRIALE - IRI S.P.A., a corporation organized and existing under the laws of Italy ("IRI"), does hereby make, constitute and appoint each of Alberto De Benedictis, born in Rome, Italy on May 17, 1952, and Alberto Rosania, born in Milan, Italy on October 30, 1938, both resident of Rome, Italy with business addresses at Finmeccanica, Piazza Monte Grappa 4, Rome, Italy, to be its true and lawful attorneys-in-fact for and in its name, place and stead, acting singly, to execute and deliver on behalf of IRI certain
Schedule 13 D and 13G filings and amendments thereto and ancillary Joint Filing Agreements and Forms 3, 4 and 5, to be filed with the U.S. Securities and Exchange Commission and the Nasdaq Stock market with respect to Impact Systems, Inc., or such filings, agreements or forms which may be required with respect to the investment by IRI, indirectly through Finmeccanica, in the securities of Impact Systems, Inc., and to execute and deliver to the Securities and Exchange Commission and the Nasdaq Stock Market such other documents which any such attorney-in-fact, acting singly, may deem necessary or advisable in connection with the aforesaid.

This Power of Attorney shall expire on May 31, 1998.

IN WITNESS WHEREOF, ISTITUTO PER LA RICOSTRUZIONE INDUSTRIALE - IRI S.P.A. has caused this Power of Attorney to be duly executed this 30th day of December, 1997.

                         ISTITUTO PER LA RICOSTRUZIONE INDUSTRIALE - - IRI S.P.A

BY:  /s/Ezio Francesco Lepidi                  BY:  /s/Fabrizio Antonini
    -----------------------------                  -----------------------------

Name:   EZIO FRANCESCO LEPIDI                  Name:   FABRIZIO ANTONINI
Title:  ADMINISTRATION MANAGER                 Title:  GENERAL MANAGER, LEGAL
                                                       AND CORPORATE AFFAIRS

                                                                       EXHIBIT 3



                                POWER OF ATTORNEY


KNOWN ALL MEN BY THESE PRESENTS:

FINMECCANICA - SOCIETA PER AZIONI, a corporation organized and existing under the laws of Italy ("Finmeccanica"), does hereby make, constitute and appoint each of Alberto De Benedictis, born in Rome, Italy on May 17, 1952, and Alberto Rosania, born in Milan, Italy on October 30, 1938, both resident of Rome, Italy with business addresses at Finmeccanica, Piazza Monte Grappa 4, Rome, Italy, to be its true and lawful attorneys-in-fact for and in its name, place and stead, acting singly, to execute and deliver on behalf of Finmeccanica certain Schedule 13 D and 13G filings and amendments thereto and ancillary Joint Filing Agreements and Forms 3, 4 and 5, to filed with the U.S. Securities and Exchange Commission and the Nasdaq Stock market with respect to Impact Systems, Inc., or such filings, agreements or forms which may be required with respect to the investment by Finmeccanica in the securities of Impact Systems, Inc., and to execute and deliver to the Securities and Exchange Commission and the Nasdaq Stock Market such other documents which any such attorney-in-fact, acting singly, may deem necessary or advisable in connection with the aforesaid.

This Power of Attorney shall expire on May 31, 1998.

IN WITNESS WHEREOF, FINMECCANICA - SOCIETA PER AZIONI, has caused this Power of Attorney to be duly executed this 13th day of January, 1998.




                                       FINMECCANICA - SOCIETA PER AZIONI

                                       By:  /s/Giuseppe Bono
                                           -----------------------------------

                                       Name:   GIUSEPPE BONO
                                       Title:  CHIEF OPERATING OFFICER